UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EQT CORPORATION
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Set forth below are copies of several communications first published, sent or given by EQT Corporation (“EQT”) on May 6, 2021.

* * * * *

On May 6, 2021, EQT published the following press release announcing its proposed transaction with Alta Resources, LLC (“Alta”):

EQT Announces Transformative Transaction with Alta Resources

Highly Economic Assets in the Core of the Northeast Marcellus

PITTSBURGH, May 6, 2021 -- EQT Corporation (NYSE: EQT) today announced that it has entered into a purchase agreement with Alta Resources Development, LLC (Alta), pursuant to which EQT will acquire all of the membership interests in Alta’s upstream and midstream subsidiaries for approximately $2.925 billion, subject to customary closing adjustments. The transaction is expected to close in the third quarter of 2021, with an effective date of January 1, 2021.

Transaction Highlights:

•	Attractive valuation with high-margin and robust free cash flow generation
o	Projected annual free cash flow(1) of $300-$400 million
o	Projected annual adjusted EBITDA(1) of $550-$600 million
o	Purchase price implies an ~18% unlevered free cash flow yield(1)
•	Low leverage acquisition accelerates EQT’s path back to investment grade metrics
o	Immediately reduces leverage(2); improving 0.3x by year-end 2022
o	Establishes a leverage(2) profile comfortably below 2.0x target
•	Accretive to free cash flow per share
o	Projected to increase free cash flow(1) by 55%, or $2.0 billion, through 2026
o	Free cash flow per share(1) improves by more than 15% through 2026
•	Adds highly prolific inventory with superior well economics in the core of the Northeast Marcellus
o	Integrated midstream assets and mineral ownership drive high margin operated development
o	Direct exposure to the geologic core through non-operated position

President and CEO Toby Rice stated, “Today marks another major milestone for EQT as we continue on our path to becoming the operator of choice for all of our stakeholders. The acquisition of Alta’s assets represents an attractive entry into the Northeast Marcellus while accelerating our deleveraging path, providing attractive free cash flow per share accretion for our shareholders and adding highly economic inventory to EQT’s already robust portfolio. In addition to increasing our long-term optionality, we believe this transaction accelerates both our path back to investment grade metrics and our shareholder return initiatives. We look forward to applying our differentiated modern operating model to maximize the prolific value embedded in these premier assets.”

Asset Overview: Expansive Position in the Core Northeast Marcellus

•	300,000 core net Marcellus acres; 98% held by production
o	222,000 net acre operated position
o	78,000 net acre non-operated position
•	1.0 Bcfe per day of current net production, 100% dry gas
•	300-miles of owned and operated midstream gathering systems
•	100-mile freshwater system with 255 million gallons of storage capacity
•	Attractive firm transportation portfolio to premium demand markets
•	Existing hedge book covering approximately 35% of production through 2022

(1)	A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)	Leverage is defined as year-end net debt divided by last twelve months (LTM) adjusted EBITDA. Net debt and adjusted EBITDA are non-GAAP financial measures. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding these measures.
(3)	Breakeven price is defined as the Henry Hub price needed to generate positive free cash flow under a maintenance production plan.

Strategic Rationale: Checks all the Boxes for Attractive Consolidation

This acquisition fits firmly within our strategic acquisition framework, while also establishing a significant and strategic position in the core of the Northeast Marcellus. We expect the acquisition to be accretive to both free cash flow per share and net asset value (NAV) per share, while also accelerating our deleveraging strategy and underscoring our commitment to achieving investment grade credit metrics.

Approximately 1.0 Bcfe per day of high-margin net production is expected to bolster our free cash flow profile by adding approximately $300-400 million of annual free cash flow(1) and a total of approximately $2.0 billion of free cash flow(1) through 2026, an improvement of approximately 55% compared to our pre-transaction outlook. As a result, this transaction is projected to accelerate our deleveraging strategy, comfortably pulling near-term leverage(2) below our 2.0x target. We estimate this transaction will improve leverage(2) by 0.3x and 0.5x by year end 2022 and 2023, respectively. Our improved leverage profile provides a compelling case for an investment grade credit rating and is expected to accelerate our strategy to return value to shareholders.

This strong free cash flow contribution is a result of Alta’s low-cost structure, driven by low royalty burdens averaging 14%, direct mineral ownership, a premium firm transportation portfolio and an owned and operated midstream gathering system serving the operated acreage position. We expect the transaction to reduce EQT’s pro forma annual corporate free cash flow breakeven(3) gas price by at least $0.10 per mmbtu.

Transaction Financing:

The total purchase price for the transaction is $2.925 billion, consisting of $1.0 billion in cash and approximately $1.925 billion in EQT common stock issued directly to Alta’s shareholders.

We expect to fund the $1.0 billion of cash consideration with cash on hand, drawings under our revolving credit facility and/or through one or more debt capital markets transactions, subject to market conditions and other factors. Bank of America, N.A. and JPMorgan Chase Bank, N.A. have jointly provided $1.0 billion of committed financing in connection with the transaction and we have access to over $1.4 billion of liquidity under our unsecured credit facility.

The stock consideration consists of approximately 105 million shares of EQT common stock representing $1.925 billion, based on the 30-day volume-weighted average price as of May 5, 2021. The transaction was unanimously approved by our Board of Directors. EQT shares issued as part of the transaction will be distributed directly to Alta shareholders, which represent a diverse set of financial institutions and individuals. No Alta shareholder will receive more than 5% of EQT’s pro forma outstanding shares of common stock in connection with the transaction.

The transaction is expected to close in the third quarter of 2021, subject to satisfaction of customary closing conditions, including the approval by EQT’s shareholders of the issuance of the common stock consideration. All post effective date purchase price adjustments will be netted against the stock consideration and are expected to result in a reduction of approximately 11 million shares issued at closing.

BofA Securities served as financial advisor to EQT, and Latham & Watkins, LLP is serving as EQT's legal counsel on the transaction. Citi Global Markets Inc. served as exclusive financial advisor to Alta, and Kirkland & Ellis LLP is serving as Alta's legal counsel.

About EQT Corporation

EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Investor Contact:

Andrew Breese

Director, Investor Relations

412.395.2555

ABreese@eqt.com

Important Additional Information will be Filed with the SEC

This news release is being made in respect of the proposed transaction involving EQT Corporation (EQT) and Alta Resources, LLC (Alta), and one or more of their subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the SEC) a proxy statement (the proxy statement). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “projects”, “estimates,” “expects,” “should,” “will” or other similar expressions. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include plans, expectations, goals, projections, and statements about the benefits of the proposed transaction involving EQT and Alta, including projected impacts on EQT’s free cash flow, deleveraging, and production volumes; EQT’s plans, objectives, strategies, expectations and intentions; and the expected timing of completion of the proposed transaction. The forward-looking statements included in this news release involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQT has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to EQT. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond EQT’s control and which include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; EQT’s ability to appropriately allocate capital and other resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute EQT’s exploration and development plans; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of EQT’s midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; disruptions to EQT’s business due to acquisitions and other strategic transactions; and uncertainties related to the severity, and the magnitude and duration of the COVID-19 pandemic. These and other risks and uncertainties are described under Item 1A, "Risk Factors," of EQT’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 17, 2021, as updated by any subsequent Form 10-Qs, and those set forth in other documents EQT files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

NON-GAAP DISCLOSURES

Adjusted EBITDA

Adjusted EBITDA is defined as net loss, excluding interest expense, income tax (benefit) expense, depreciation and depletion, amortization of intangible assets, (gain) loss on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non-GAAP supplemental financial measure used by the Company’s management to evaluate period-over-period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or that are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP.

The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion expense, income tax (benefit) expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasonable effort.

Free Cash Flow, Free Cash Flow Yield and Free Cash Flow Per Share

Free cash flow is defined as net cash provided by operating activities, less changes in other assets and liabilities, less accrual-based capital expenditures excluding capital expenditures attributable to noncontrolling interests. Free cash flow yield is defined as free cash flow divided by market capitalization. Free cash flow per share is defined as free cash flow divided by the Company’s outstanding shares of common stock. Free cash flow, free cash flow yield and free cash flow per share are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company’s management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Free cash flow, free cash flow yield and free cash flow per share should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected free cash flow, free cash flow yield or free cash flow per share to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities free cash flow. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected free cash flow, free cash flow yield or free cash flow per share to projected net cash provided by operating activities, without unreasonable effort.

Net Debt

Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, credit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non-GAAP supplemental financial measure used by the Company’s management to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Net debt should not be considered as an alternative to total debt presented in accordance with GAAP.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the distinction between cash on hand as compared to credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

* * * * *

On May 6, 2021, EQT published the following presentation regarding its proposed transaction with Alta on its investor relations website, ir.eqt.com:

1 5/6/202 1 1 Transformative Acquisition May 6, 2021 Alta Resources

Strategic Consolidation of Core, High Margin NE Marcellus Assets

Acquisition accelerates all of EQT's financial and strategic objectives

- Acquired assets at ~18% free cash flow yield[1,2,3]
- Accelerates deleveraging (1.7x YE22 leverage[4]) & timeline to return capital to shareholders
- Projected increase in annual free cash flow[1,2] by $300-$400 MM; ~$2 B in free cash flow[1,2] through 2026E
- Decreases annual pro forma free cash flow breakeven[5] by ~$0.10/MMBtu
- Maintenance capital intensity declines 10% from 65% to 55% in 2022E

FREE CASH FLOW	LEVERAGE
+20% In 2022E FCF/Share[1,2]	**-0.3x** Leverage[4] in 2022E
+15% Cumulative FCF per share[2] accretion through 2026E	**-0.5x** Leverage[4] in 2023E

PRO FORMA ACREAGE POSITION

Best of SW Marcellus + Best of NE Marcellus



Net Marcellus Acres:
SW MRC: >1,300,000
NE MRC: >300,000
Total Net Acres: >1,600,000
EQT
Alta

1. NYMEX strip as of 4/23/21.
2. Non-GAAP measure. See appendix for definition and further details.
3. Defined as the midpoint of annual expected free cash flow divided by equity component consideration.
4. Leverage is defined as year-end net debt divided by last twelve months (LTM) adjusted EBITDA. Net debt and adjusted EBITDA are non-GAAP financial measures. See the Non-GAAP Disclosures section of this presentation for the definition of, and other important information regarding these measures.
5. Defined as the Henry Hub price needed to generate positive free cash flow under a maintenance production plan.

2

3 $2.00 $2.10 $2.20 $2.30 $2.40 $2.50 $- $500 $1,000 $1,500 2020 2021E 2022E 2026E Breakeven ($/MMBtu) FCF ($MM) FCF (1,2) ($MM) vs. UNHEDGED NYMEX BREAKEVEN (3) ($/MMBTU) Status Quo FCF 1Q Update to FCF Acquired FCF Status Quo Breakeven Pro-Forma Breakeven Pro Forma Plan Projected to Generate ~$5.5 B in FCF (1) Through 2026 Acquisition improves breakeven and cumulative free cash flow profile 1. Non - GAAP measure. See appendix for definition. 2. Based on 4/23/21 NYMEX strip pricing. 3. Defined as the Henry Hub price needed to generate positive free cash flow under a maintenance production plan. Upside ~125% Assumes partial year ~ 70% ~90% ~ 30 % Alta Acquisition • High margin production bolsters free cash flow • Integrated midstream assets and mineral ownership drive lower breakeven • Prolific inventory delivers superior well economics Upside • Conservatively underwritten Alta acquisition • MVP capacity sell - down • Continued operational improvements and efficiencies • Credit upgrades reducing interest expense and cost of capital • Commodity price improvements • Every $0.10 increase in NYMEX = $200 MM of incremental annual FCF (1)

Transaction Strengthens EQT's Position as the Premier Appalachian-Core Operator

Preliminary Estimates		EQT	Alta	Pro Forma
Net Production	**Bcfe/d**	4.6	1.0	**~5.6**
2022E OPEX[1]	**$/Mcfe**	$1.45	$0.45	**~$1.25**
2022E ADJ. EBITDA[2]	**$B**	$1.9	$0.6	**~$2.5**
2022E CAPEX	**$B**	$1.1	$0.2	**~$1.3**
2022E Free Cash Flow[2]	**$B**	$0.65	$0.35	**~$1.0**
YE2022E Leverage[3]		2.0x	1.0x	**~1.7x**
2022E Maintenance Intensity (CAPEX / OCF[2])		65%	35%	**~55%**

CONSERVATIVE UNDERWRITING PROVIDES UPSIDE

- **Operations:**
  - Risked PDP volumes, infill type curves and inventory
  - No value attributed Upper Marcellus inventory
  - Value ascribed to only ~30% of total potential lateral footage – all child wells removed
  - Anticipate well cost synergies
  - Optimization through integrated business model
  - Portfolio and development optimization
- **Financial:**
  - Accelerates return to investment grade with significant interest savings
  - Improved cost of capital
  - Better access to capital
  - Commercial and marketing optimization
- **ESG:**
  - Integrates well into ESG platform
  - Continued focus on acquiring low-emissions intensive natural gas assets

1. Operating expenses include gathering, transportation, processing, LOE, production taxes, and SG&A
2. Non-GAAP measure. See appendix for definition.
3. Leverage is defined as year-end net debt divided by last twelve months (LTM) adjusted EBITDA. Net debt and adjusted EBITDA are non-GAAP financial measures. See the Non-GAAP Disclosures section of this presentation for the definition of, and other important information regarding these measures.

Note: Management estimates based on a maintenance program, subject to further revision, and does not indicate formal guidance.

4

5 Acquisition Summary Core rock + low royalty burden + mineral ownership + integrated gathering system = superior returns and FCF Transaction • On May 6, 2021, EQT announced the acquisition of Alta Resources’ Marcellus assets for $2.925 B, subject to customary closing adjustments • $1.0 B of cash consideration • ~105 MM shares (1) of EQT stock, to be reduced based on customary closing adjustments Upstream Assets • Current net production of 1.0 Bcf /d, 100% dry gas, ~50% operated • ~222,000 operated and ~78,000 non - operated acres, 98% held - by - production • 381 operated wells, 93 operated pads, 6 current DUCs • ~85% of non - op acreage position is operated by Chesapeake Energy • Low 14% average royalty burden; as low as 11% on core operated assets due to direct mineral ownership • Drilling economics with minerals and gathering ownership are on par or superior to EQT’s existing assets Midstream Assets • 300 miles of in - place owned and operated gathering lines and compression • 100 miles of water pipelines and 14 freshwater impoundments • Integrated business model provides high margin cash flows and superior drilling economics, expanding the commercial core Closing • Transaction expected to close in Q3 2021, subject to EQT shareholder approval • EQT shares to be issued to diversified ownership group of institutional investors and Alta individuals • No Alta shareholder will receive more than 5% of EQT’s pro forma outstanding stock 1. B ased on $1.925 billion equity consideration divided by 30 - day VWAP as of 5/5/2021 market close. Anticipated closing adjustment is between $200 - 225 MM, which would result in share reduction of ~11 million shares.

6 Alta Acquisition Checks All the Boxes for Attractive Consolidation The right deal, the right price, deleveraging and highly accretive x Attractive Value and Robust Accretion • Cumulative FCF/share (1) accretion through 2026E: >15% • NAV/share accretion • Free cash flow yield (1,2) of ~18% • Integrated business provides superior cash on cash returns x Accelerates Deleveraging and Timeline to Return Capital to Shareholders • Immediately reduces leverage (3) by 0.2x, and by 0.3x by YE 2022 at strip (4) • $300 - $400 MM annual free cash flow (1) accelerates deleveraging • Investment grade metrics will support shareholder friendly initiatives x Immediately Reduces Pro Forma Cost Structure • High margin production reduces EQT’s operating cost structure by ~$0.20/ mcfe • High NRIs, midstream ownership, minimal land expense, no minimum volume commitment (MVC) deficiencies • Free cash flow breakeven (5) price of only ~$1.90/MMBtu in maintenance mode compared to standalone EQT of ~$2.40/MMBtu x Premium Firm Transportation Portfolio and Novated Hedges • Alta FT portfolio provides access to premium northeast markets for ~35% of net production • Basis and Henry Hub hedges will be novated to EQT covering ~35% of expected production through 2022 x Establishes Core Position in NE Marcellus • Low - risk step - out of core SW Marcellus operating footprint • Midstream ownership diversifies exposure and increases operational control x Ability to Further Leverage Scale and Modern Operating Model • Favorable impacts to G&A per mcfe • Digital work environment provides smooth integration process and application of industry best practices 1. Non - GAAP measure. See appendix for definition 2. Defined as the midpoint of annual expected free cash flow divided by equity component consideration. 3. Assumes estimated full year 2021 EBITDA for Alta. Leverage is defined as year - end net debt divided by last twelve months (LTM) adjusted EBITDA. Net debt and adjusted EBITDA are non - GAAP financial measures. See the Non - GAAP Disclosures section of this presentation for the definition of, and other important information regarding these measures. 4. As of 4/23/21. 5. Defined as the Henry Hub price needed to generate positive free cash flow under a maintenance production plan.

7 – 25% 50% 75% 100% Alta Operated - Tier 1 CHK Operated Core Alta Operated - Tier 2 CHK Operated - Tier 1 BTAX IRR 2.7 2.2 1.9 0.0 1.0 2.0 3.0 NEPA Marcellus SWPA Marcellus Haynesville Bcfe /1000’ • Assets complement EQT’s leading SWPA position and already deep combo - development inventory • Chesapeake (Alta non - op) operates the best geology in NEPA with significant remaining Lower Marcellus inventory • High margin operated production provides drilling economics competitive with, and even superior to, Chesapeake operated acreage Consolidating the Core of Appalachia Acquisition provides EQT exposure to most of the remaining core Lower Marcellus inventory in NEPA AVERAGE WELL PERFORMANCE BY PLAY (1) – PREMIER GAS PLAYS 1. Source: Enverus 2. Represents wells turned - in - line during 2018 and onward. NON - OP INTERESTS ACROSS THE MOST PRODUCTIVE ROCK (1,2) OPERATED ASSETS DELIVER SUPERIOR ECONOMICS 0.0 0.2 0.4 0.6 0.8 1.0 1.2 1.4 0 6 12 18 24 30 36 Cum Production - Bcfe /1000’ Months on Production COG CHK (Alta Non-Op) COG - By Well CHK Non-Op - By Well Non - op Non - op

Core Upstream Assets

Position provides direct exposure to the best remaining inventory in core NEPA Lower Marcellus

Operated Position

- ~222,000 net acres, 0.5 Bcfe/d, 96% HBP
- 381 operated wells, 93 operated pads, 6 current DUCs
- Low 14% average royalty burden; as low as 11% in the most prolific areas
- 80% of future operations set up for combo-development
- Owned and operated gathering system significantly reduces costs
- High margin operated production provides drilling economics competitive with, and even superior to, Chesapeake operated acreage
- Expect cost savings via SWPA learnings and scale

Non-operated Position

- ~78,000 net acres, 0.5 Bcfe/d, 99% HBP
- ~85% operated by Chesapeake across core of the core
- Collaborative governance structure with operating partners

ACQUIRED ACREAGE[1]



Chenango
Allegany
Steuben
CHK Operated Tier 1
Broome
Bradford
Susquehanna
Tioga
Core NE PA Dry Gas
Potter
Alta Operated Tier 2
Wyoming
Lackawanna
Clinton
Sullivan
CHK Operated Core
Lycoming
Luzerne
Alta Operated Tier 1
Centre
Union
Carbon
Snyder
Northumberland
Schuylkill
Mifflin
Alta Leasehold

1. Source: RSEG

8

Integrated Midstream Assets

Built-out, integrated business model expands the commercial core and increases operational efficiencies

- **Owned and operated midstream and water systems provide increased operational efficiencies and flexibility**
- **Drives a material reduction in cost structure and durable free cash flow**
- **Midstream ownership diversifies exposure and increases operational control**
- **Integrated business model expands the commercial core to deliver superior development economics**

MIDSTREAM ASSET MAP



N
Potter
Tioga
Bradford
TETCO
Clinton
Columbia
Sullivan
Centre
Transco
50% Alta Ownership
50% Alta Ownership
100% Alta Ownership
Interstate Pipeline
NFG Pipeline
Alta Pipeline
Alta Leasehold
Alta Minerals

KEY ASSET STATISTICS

- ~300 miles of gas gathering lines
- ~630 mmcf/d of current throughput
- ~100 miles of water pipelines
  - 14 freshwater impoundments
  - 255 MM gallons of storage capacity
- Projected \$50-\$60 MM of annual free cash flow[1] attributable to midstream[2]

1. Non-GAAP measure. See appendix for definition.
2. Eliminated for consolidation purposes.

9

10 Firm Transportation Portfolio Access to diverse markets provides flexibility and opportunity • Attractive firm transportation portfolio diversifies EQT’s sales markets • ‘In the money’ contracts enhance margins and access winter price premiums • Current PV10 mark to market > $235 MM (1) • Weighted average 2022E transportation costs of $0.07/ Mcfe (2) • Operated production accesses markets from Transco Z6 (New York) to Transco Z4 (Gulf Coast) • Non - operated production accesses markets from Eastern Canada (Niagara) to Ohio (Dom South) • No firm transportation shortfalls FIRM TRANSPORTATION 1. 4/23/21 pricing. 2. 2022E total firm transportation costs, divided by 2022E total production. 3. Assumes 1/1/22 MVP in - service date. ETRN announced on 5/4/21 the delay of MVP in - service to Summer 2022, which is not reflected in the presentation or guidance. Market Mix - Price Points – 2022E Status Quo Pro Forma Local 21% 32% East 10% 11% Midwest 15% 13% Gulf 27% 22% Southeast (3) 26% 22% Midwest Gulf Southeast East Local

11 • Execute maintenance mode of ~1 Bcf /d • ~225,000 net horizontal feet per year (op + non - op) • 1 rig program on operated assets easily integrates into EQT’s master operations schedule • Leasehold largely held by production, increasing schedule flexibility • Integrated midstream assets allow for full schedule integration and optimized planning for large - scale combo - development • Assets primed for combo - development execution and application of drilling and completion best practices • Established integration procedures streamline assets in our digital work environment • Collaboratively work alongside Non - Op partners • Incorporate into ESG platform and responsibly sourced gas certification program Applying EQT’s Operational Successes in Northeast Marcellus Core EQT is poised to execute EXECUTION PLAN EXECUTION CONFIDENCE • Operations leadership has experience in Northeast Marcellus core footprint • Operational best practices and lessons learned in SWPA are directly applicable to NEPA due to geologic similarity • Wellbore construction highly analogous to SWPA • Production equipment similarities allow for inventory optimization • Completions practices well - suited to take advantage of existing freshwater network • Ability to leverage existing in - basin service providers • EQT’s scale enables lower unit costs through high volume and long - lived contracts with service providers • Digital work environment designed to scale and capture industry - best practices across entire asset base • Regulatory requirements similar to existing footprint

12 Full Admin. Integration Applying Proven Integration Processes Deal Signing Date Deal Announced May 5, 2021 May 6, 2021 Target Deal Close Q3 2021 Full Ops. Integration 90 - 120 days after close 6 - 9 months after close Our Integration Leadership Team has proven their ability to rapidly integrate assets and realize the full potential of the deal (Rice Energy – > Vantage Energy; EQT – > Chevron). Leveraging our integration playbook, we have created a portfolio of Requests for Information (RFIs) that will be used during due diligence to conduct assessments and allow for a smooth integration to achieve the defined timeline. More than 800 detailed Integration Tasks have been compiled into an integration playbook from our successful integrations. EQT leveraged the playbook to create a comprehensive and transparent roadmap for this integration, including searching for best practices to merge the best of both companies. Our operating model allows us to integrate assets with minimal additions to headcount and plug in newly acquired top talent to begin adding value day 1. System Integration: Accounting Finance and Risk Mgmt. Land Operations Marketing and Trading System Integration: Upstream Operations Midstream Operations Information Technology Operational Technology Regulatory Compliance Integration Timeline EQT Assumes Full Operations

13 25% 50% 75% 2021 - 2026 Average 25% 50% 75% 2021E 2022E Checks All Boxes for Attractive M&A Accretive to key financial metrics (1) PRODUCTION | (Tcfe) OPERATING COSTS (2) / UNIT | ($/ Mcfe ) CAPITAL EXPENDITURES | ($B) 1. Projections based on Management expectations , subject to further revision. 2021 base case represents midpoint of guidance ranges, where applicable. Pro forma 2021 assumes third - quarter 2021 closing for Alta assets and shows partial year. Delta percentages rounded to nearest 5%. Charts not to full scale. 2. Operating costs include gathering, transmission, processing, LOE, production taxes, and SG&A expenses. 3. Non - GAAP measure. See appendix for definition. MAINTENANCE CAPEX INTENSITY | (CAPEX/OCF (3) ) 0.5 1.0 1.5 2.0 2.5 2021E 2022E 0 5 10 15 2021 - 2026 Cumulative $0.75 $1.00 $1.25 $1.50 2021E 2022E $0.75 $1.00 $1.25 $1.50 2021 - 2026 Avg. $0.5 $1.0 $1.5 2021E 2022E $2.0 $4.0 $6.0 $8.0 2021 - 2026 Cumulative Status Quo Pro Forma +10% +20% +20% +5% +20% +15% - 10% - 15% - 10% - 5% - 10% - 10%

14 0.0x 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x 2021 - 2026 Avg. 0.0x 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x 2021E 2022E Checks All Boxes for Attractive M&A Accretive to key financial metrics (1) LEVERAGE (4) | (Net Debt / LTM Adj. EBITDA) 1. Projections based on Management expectations , subject to further revision. 2021 base case represents midpoint of guidance ranges, where applicable. Pro forma 2021 assumes third - quarter 2021 closing for Alta assets and shows partial year. Delta percentages rounded to nearest 5%. Charts not to full scale. 2. Defined as the Henry Hub price needed to generate positive free cash flow under a maintenance production plan. 3. Non - GAAP measure. See appendix for definition 4. Assumes estimated full year 2021 EBITDA for Alta. Leverage is defined as year - end net debt divided by last twelve months (LTM) adjusted EBITDA. Net debt and adjusted EBITDA are non - GAAP financial measures. See the Non - GAAP Disclosures section of this presentation for the definition of, and other important information regarding these measures. ADJUSTED EBITDA (3) | ($B) FREE CASH FLOW (3) ($B) $- $0.2 $0.4 $0.6 $0.8 $1.0 $1.2 2021E 2022E $- $2.0 $4.0 $6.0 $8.0 2021 - 2026 Cumulative $1.0 $1.5 $2.0 $2.5 $3.0 2021E 2022E $- $5.0 $10.0 $15.0 $20.0 2021 - 2026 Cumulative Status Quo Pro Forma +10% +60% +55% +10% +35% +30% BREAKEVEN (2) | ($/MMBtu) $2.00 $2.25 $2.50 2021E 2022E $2.00 $2.25 $2.50 2021 - 2026 Avg. - $0.03 - $0.10 - $0.11 - 0.2x - 0.3x - 0.5x

15 15 Compelling Attributes of Transformational Transaction Conservative Underwriting | Significant Value Upside Attractive Valuation for Core Assets | Attractive Entry Point Optimized Financing Structure | Accelerates Deleveraging Robust Free Cash Flow and Highly Accretive | Accelerates Shareholder Returns Midstream Ownership Drives Superior Economics | Accretive Inventory Enhanced Investment Recovery | Expedited Payback Period

16 16 Cautionary Statements, Information About Proxy Solicitation, and Non - GAAP

Cautionary Statements

EQT Corporation (NYSE: EQT)
EQT Plaza
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Andrew Breese – Director, Investor Relations – 412.395.2555

This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by words such as "anticipates," "believes," "forecasts," "plans," "estimates," "projects," "expects," "should," "will" or other similar expressions. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this presentation specifically include plans, expectations, goals, projections, and statements about the benefits of the proposed transaction involving EQT Corporation (EQT) and Alta Resources, LLC (Alta), including projected impacts on EQT's free cash flow, deleveraging, and production volumes; EQT's plans, objectives, strategies, expectations and intentions; and the expected timing of completion of the proposed transaction and if completed, EQT's ability to successfully integrate Alta's assets on its projected timeline or at all. The forward-looking statements included in this presentation involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQT has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently available to EQT. While EQT considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond EQT's control and which include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; access to and cost of capital; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; EQT's ability to appropriately allocate capital and other resources among its strategic opportunities; inherent hazards and risks normally incidental to drilling for, producing, transporting and storing natural gas, natural gas liquids and oil; cyber security risks; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and water required to execute EQT's exploration and development plans; risks associated with operating primarily in the Appalachian Basin and obtaining a substantial amount of EQT's midstream services from Equitrans Midstream Corporation; the ability to obtain environmental and other permits and the timing thereof; government regulation or action; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; disruptions to EQT's business due to acquisitions and other strategic transactions; and uncertainties related to the severity, and the magnitude and duration of the COVID-19 pandemic. These and other risks and uncertainties are described under Item 1A, "Risk Factors," of EQT's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 17, 2021, as updated by any subsequent Form 10-Qs, and those set forth in other documents EQT files from time to time with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made, and EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

17

18 Information About Proxy Solicitation Important Additional Information will be Filed with the SEC This presentation is being made in respect of the proposed transaction involving EQT Corporation (EQT) and Alta Resources, LLC (Alta) and their respective subsidiaries . The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration . In connection with the proposed transaction, EQT will file with the U . S . Securities and Exchange Commission (the SEC) a proxy statement (the proxy statement) . INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS . Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www . sec . gov or through EQT’s website at www . eqt . com . Participants in the Solicitation EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement . Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC . Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10 - K for the year ended December 31 , 2020 and its Proxy Statement on Schedule 14 A, dated April 20 , 2021 , which are filed with the SEC .

19 Adjusted EBITDA is defined as net loss, excluding interest expense, income tax (benefit) expense, depreciation and depletion, am ortization of intangible assets, (gain) loss on sale/exchange of long - lived assets, impairments, the revenue impact of changes in the fair value of derivative instrumen ts prior to settlement and certain other items that impact comparability between periods. Adjusted EBITDA is a non - GAAP supplemental financial measure used by the Company’s management to evaluate period - over - period earnings trends. The Company’s management believes that this measure provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Management uses adjusted EBITDA t o e valuate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the measure excludes the often - volatile revenue impa ct of changes in the fair value of derivative instruments prior to settlement. The measure also excludes other items that affect the comparability of results or th at are not indicative of trends in the ongoing business. Adjusted EBITDA should not be considered as an alternative to net loss presented in accordance with GAAP. The Company has not provided projected net income (loss) or a reconciliation of projected adjusted EBITDA to projected net in com e (loss), the most comparable financial measure calculated in accordance with GAAP. Net income (loss) includes the impact of depreciation and depletion exp ens e, income tax (benefit) expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other ite ms that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accur acy . Therefore, projected net income (loss), and a reconciliation of projected adjusted EBITDA to projected net income (loss), are not available without unreasona ble effort. Non - GAAP Financial Measure Adjusted EBITDA

Non-GAAP Financial Measure

Adjusted Operating Cash Flow (OCF), Free Cash Flow, Free Cash Flow Yield and Free Cash Flow Per Share

Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Free cash flow is defined as adjusted operating cash flow, less accrual-based capital expenditures excluding capital expenditures attributable to noncontrolling interests. Free cash flow yield is defined as free cash flow divided by market capitalization. Free cash flow per share is defined as free cash flow divided by the Company's outstanding shares of common stock. Adjusted operating cash flow, free cash flow, free cash flow yield and free cash flow per share are non-GAAP supplemental financial measures used by the Company's management to assess liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders. The Company's management believes that these measures provide useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. Adjusted operating cash flow, free cash flow, free cash flow yield and free cash flow per share should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted operating cash flow, free cash flow, free cash flow yield and free cash flow per share to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers' payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted operating cash flow and free cash flow, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted operating cash flow, free cash flow, free cash flow yield and free cash flow per share to projected net cash provided by operating activities, without unreasonable effort.

20

21 Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, cre dit facility borrowings, senior notes and note payable to EQM Midstream Partners, LP. Net debt is a non - GAAP supplemental financial measure used by the Company’s manageme nt to evaluate leverage since the Company could choose to use its cash and cash equivalents to retire debt. The Company’s management believes that this mea sur e provides useful information to external users of the Company's consolidated financial statements, such as industry analysts, lenders and ratings agencies. N et debt should not be considered as an alternative to total debt presented in accordance with GAAP. The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial me asu re calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent the timing of cash re cei pts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences w ith any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of credit facility borrowings or other components of total debt wit hout unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact rec onciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company’s cont rol , and the timing of transactions and the distinction between cash on hand as compared to credit facility borrowings are too difficult to accurately predict. Therefore , t he Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort. Non - GAAP Financial Measure Net Debt

* * * * *

On May 6, 2021, Toby Z. Rice, President and Chief Executive Officer of EQT, made the following announcement to EQT’s employees on EQT’s digital work environment:

ANNOUNCEMENT FOR THE QREW

Our Mission has aligned us, our Vision has guided us, and our Values have driven us.

Its been 665 days since July 10, 2019-our Evolution Day. Our mission- to realize the full potential of EQT to become the operator of choice for all stakeholders, has aligned us. Our vision- to evolve EQT into a modern, connected, digitally enabled operator with vision and purpose, has guided us. Our values- Trust, Teamwork, Heart, and Evolution, have driven us. We have evolved from an assembly of talented individuals into a high performing team. We are building a track record of executing big plans and delivering superior results for all our stakeholders...and as you all know, this is just the beginning. I’m excited to see our performance ambitions clearly defined in your Mission Alignments and Qrew Metrics. On that note, I’ve added a new bullet to our 2021 Mission Alignment – Realize the full potential of Alta Resources.

EQT will be acquiring Alta Resources.

Transaction Highlights:

•	300,000 core net Marcellus acres; 98% held by production
o	222,000 net acre operated position
o	78,000 net acre non-operated position
•	1.0 Bcfe per day of current net production, 100% dry gas
•	300-miles of owned and operated midstream gathering systems
•	100-mile freshwater system with 255 million gallons of storage capacity
•	Attractive firm transportation portfolio to premium demand markets
•	Existing hedge book covering approximately 35% of production through 2022

This deal checks all the boxes for an attractive transaction:

•	Attractive valuation with high-margin and robust free cash flow generation
o	Projected annual free cash flow of $300-$400 million
o	Projected annual adjusted EBITDA of $550-$600 million
o	Purchase price implies an ~18% free cash flow yield
•	Low leverage acquisition accelerates EQT’s path back to investment grade metrics
o	Immediately reduces leverage; improving 0.3x by year-end 2022
o	Establishes a leverage profile comfortably below 2.0x target
•	Accretive to free cash flow per share
o	Projected to increase free cash flow by 55%, or $2.0 billion, through 2026
o	Free cash flow per share improves by more than 15% through 2026
•	Adds highly prolific inventory with superior well economics in the core of the Northeast Marcellus
o	Integrated midstream assets and mineral ownership drive high margin operated development
o	Direct exposure to the geologic core through non-operated position

Now it's up to the Qrew to take ownership, integrate this asset, and realize the full potential of Alta Resources.

We have an Integration Committee, chaired by CIO @Tony Duran and a Deal Integration Team, championed by our Evolution Director - @Bruce Jenkins Leaders have already been working behind the scenes to ensure a quick, seamless integration, with minimal disruption or impact to normal business operations. Every one of us will play a role in a complete integration of this asset and maximizing its value. I can't wait to watch this #Qrew work together to ensure that we absorb this asset portfolio into the day to day business with precision and speed, taking another step to create value for all stakeholders.

Best- TZR

#BringTheMemes

@All Salesforce Users (Private) @Executive Group (Private) @EQT Sr. Management (Private) @Chief Operations (Private) @Lesley Evancho @Will Jordan @Tony Duran @David Khani @Todd James@Kyle Derham @Jeremy Knop -lite this thread up #wildfire

@J.E.B. Bolen @Bruce Jenkins @Sarah Fenton @Steve Chesher @Steven Ko @Julian Carrillo @Keith Shoemaker

NOTE: Unlike our acquisition of Chevron’s Appalachia assets, this acquisition is conditioned on our receiving shareholder approval for issuing the stock consideration to Alta’s shareholders. Given that we will be subject to ongoing proxy rules pending the shareholder vote, and therefore required to file broad communications with employees (such as this one) with the SEC, you won’t see as much executive discussion as we had in our last acquisition.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources, LLC (“Alta”), and/or one or more of their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.

* * * * *

On May 6, 2021, the following communication was delivered on behalf of Toby Z. Rice, President and Chief Executive Officer of EQT, to the employees of Alta:

Alta Team,

On behalf of the EQT team, we are looking forward to working with you to create the world’s greatest energy business. For the past 18 months, our “Qrew” have been executing on our mission to realize the full potential of EQT and become the operator of choice for all stakeholders. After spending time with your leadership team and evaluating the quality business that you all have built, it’s apparent that the Alta team shares a similar commitment and dedication to being the best performer for all stakeholders.

After much consideration, Joe and I have developed a deep conviction that this transaction will enable both companies to realize their full potential, together. Our first step towards realizing that potential requires a safe continuation of our businesses while we plan for a seamless integration.

In the coming days, we will work with your leadership team to open up the lines of communication. Our team is committed to being transparent with you all about the future, and we will communicate updates to the extent we are capable (per regulations). I am excited about this next chapter of our evolution together, and look forward to collaborating with everyone soon.

Best,

TZR

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources, LLC (Alta”), and/or one or more of their respective subsidiaries. The proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.

* * * * *

On May 6, 2021, EQT hosted its first quarter 2021 earnings call, during which EQT discussed aspects of the proposed transaction between EQT and Alta. A transcript of the earnings call is provided below:

Operator

Ladies and gentlemen, hello, and welcome to the EQT first quarter 2021 results and transformative transaction with Alta Resources call. My name is Maxine, and I'll be coordinating the call today. If you would like to ask a question during the presentation, you may do so by pressing star, followed by one, on your telephone keypad. I will now hand you over to your host, Andrew Breese, Director, Investor Relations, to begin. Andrew, please go ahead when you're ready.

Andrew Breese

Investor Relations Director

Good morning, and thank you for joining today's call. With me today are Toby Rice, President and Chief Executive Officer, and David Khani, Chief Financial Officer. A replay for today's call will be available on our website for a seven-day period, beginning this evening. In a moment, Toby and David will present the prepared remarks, and then we'll open up the line for a question-and-answer session.

On our website, we posted an updated investor presentation, along with a separate presentation, further detailing the transaction we announced this morning. We refer to certain slides from both presentations during today's call.

I'd like to remind you that today's call may also contain forward-looking statements. Actual results and future events could materially differ from these forward-looking statements because of the factors described in our first quarter 2021 earnings release, our investor presentation, transaction press release and presentation released this morning, and the Risk Factors section of our 2020 Form 10-K and in subsequent filings we make with the SEC. We do not undertake any duty to update forward-looking statements.

Today's call may also contain certain non-GAAP financial measures. Please refer to our first quarter 2021 earnings release and our most recent investor presentation for important disclosures regarding such measures, including reconciliations to the most comparable GAAP financial measures.

And with that, I'll turn the call over to Toby.

Toby Z. Rice

President, CEO & Director

Thanks, Andrew, and good morning, everyone.

Today marks another major milestone for EQT, as this morning, we announced the acquisition of Alta Resources’ premier Northeast Pennsylvania Marcellus assets. But before I get into the transformational elements of the transaction, I wanted to provide a road map for today's call.

First, we will start by reviewing the key highlights and why we are so excited about this transaction. Then, I will pass the call to Dave to go over our first quarter results, positive guidance revisions, and provide color on the other business and strategic matters. And then, we'll finish up with some closing remarks and take your questions.

As announced last night, EQT's base business continues to deliver value to shareholders. During the quarter, we operated our Pennsylvania Marcellus at $635 per foot, delivered free cash flow of nearly $260 million, announced a decrease to our full year capital expenditure guidance of $75 million, and we are increasing our 2021 free cash flow guidance by 14%, now planning to generate $575 million to $675 million in free cash flow during 2021. The Alta transaction will only improve this.

Now jumping right into the deal.

A reminder, our mission is to realize the full potential of EQT and become the operator of choice for all stakeholders. We have implemented our digitally enabled modern operating model, which allows us to maximize value creation from our existing assets and also unlock the ability to seamlessly scale our platform and accelerate value capture through consolidation. We have been vocal throughout our transformational journey over the past 18 months about our outlook on consolidation, and today's announcement is another step in our pursuit of maximizing value creation for all stakeholders.

The financial accretion to our shareholders, immediate strengthening of our credit profile and the strategic rationale for the Alta transaction are very compelling. This acquisition accelerates all of our financial and strategic objectives by adding high-margin, core northeastern Marcellus assets to the portfolio, which are highlighted on Slide 2 of the Alta acquisition presentation we posted earlier this morning. This asset offers a substantial PDP base of 1 Bcf per day of high-margin net production, generating a robust annual free cash flow profile of $300 to $400 million at strip. We captured the asset at a highly attractive valuation and 18% levered free cash flow yield will drive 15% accretion to free cash flow per share, all while resetting our leverage profile at a level meaningfully below our 2.0x target with year-end 2020 average projected to be 1.7x net debt to EBITDA. Importantly, this deal accelerates both our timeline to reach investment-grade metrics and our timeline to deliver our shareholder return initiatives, which we will formally communicate in the coming months.

Lastly, the embedded low-cost structure on these assets driven by prolific well productivity and integrated midstream ownership structure and impact of favorable mineral ownership are projected to decrease EQT's pro forma free cash flow breakeven price by approximately $0.10 and reduce our maintenance capital intensity by 10%.

Slide 3 shows a great visual and puts into perspective just how impactful this acquisition will be on our corporate free cash flow breakevens and nominal free cash flow generation. On a pro forma basis, we expect to generate approximately $1 billion in free cash flow in 2022, with cumulative free cash flow of $5.5 billion through 2026, while our corporate breakevens approach $2 by 2026. When adding this core Northeast asset to our existing Southwest assets, the pro forma company is clearly positioned as the premier Appalachia operator of choice.

To further highlight how this asset strengthens EQT's position, let's turn to Slide 4 to look at some preliminary full year 2022 pro forma impacts. At closing, we expect EQT's pro forma net production to be approximately 5.6 Bcfe per day, adding the benefits of scale to our business. The Alta assets carry a basin-leading total operating cost structure of $0.45 per Mcfe and will reduce EQT's total operating cost structure by $0.20 to a level of approximately $1.25 per Mcfe, which drives pro forma adjusted EBITDA of approximately $2.5 billion. Maintenance capital intensity will improve by 10%, with the pro forma entity only requiring reinvestment of approximately 55% of our operating cash flow to run a highly efficient maintenance program. And lastly, the pro forma company is projected to deliver $1 billion of free cash flow in 2022. These metrics are compelling and exhibit the accretive nature of this transaction to our stakeholders.

It's also important to mention that we underwrote this transaction using very conservative assumptions, providing meaningful upside potential as these assets are fully integrated into our modern operating model. Operationally, we risked the PDP volumes type curve in inventory, only ascribing value to roughly 30% of the total potential lateral footage. All child wells were removed for the future development plans, and we did not contribute any value to Upper Marcellus locations.

Financially, we expect this transaction to accelerate our return to investment-grade ratings, which will result in significant interest savings, improved cost of capital, and better access to capital.

And on the ESG front, we believe that integrating these assets into our ESG platform will unlock incremental value as end-user demand grows for responsibly produced, low emission natural gas.

Turning to Slide 5, I'll now briefly review the key components of the transaction and asset highlights. The total purchase price for these assets is $2.925 billion, consisting of $1 billion in cash and $1.925 billion in EQT common stock. We expect to fund the cash components of the transaction through one or more opportunistic debt capital market transactions. But in the interim, we have obtained $1 billion in committed financing. We also have access to over $1.4 billion in liquidity on our unsecured revolver.

Stock consideration includes 105.3 million shares, representing approximately $1.925 billion in value based on the 30-day VWAP as of market close on May 4. The effective date of the transaction is January 1, 2021, and all post effective date purchase price adjustments and other closing adjustments will be netted against the equity component of the consideration, resulting in a reduced number of shares issued at closing. Our current estimate is that the total stock consideration will be reduced by approximately 11 million shares at closing.

The transaction has been unanimously approved by our Board of Directors and is subject to an approval by our shareholders as well as customary closing conditions. We expect to close the transaction during the third quarter, at which time, EQT shares will be issued to Alta's diversified ownership group. No single Alta shareholder will receive more than 5% of EQT's pro forma outstanding stock at closing.

The Alta assets combine core rock, low royalty burden, beneficial mineral ownership, and an integrated gathering system to provide superior returns and free cash flow generation.

Upstream assets include approximately 1 Bcf per day of net production with roughly 50% in the majority of the non-operated production being operated by Chesapeake; a solid hedge book covers approximately 35% of expected production through 2022 and will be novated to EQT at closing. Additionally, the asset comes with an in-the-money firm transportation book currently valued at $235 million, providing access to premium Northeast markets.

In terms of acreage, this asset is comprised of 300,000 net Marcellus acres with over 97% held by production, and carries a very attractive 14% average royalty burden.

As further highlighted on Slide 7, the Alta assets provide exposure to most of the remaining lower Marcellus inventory in the Northeast Marcellus core. The non-operated assets operated by Chesapeake are squarely in the most productive rock in the region, while the integrated business model of the operated assets delivers superior returns. Midstream assets include an integrated 300-mile owned and operated midstream system with interstate pipeline connectivity, driving basin-leading total operating costs and providing operational flexibility. Also included is 100 miles of an integrated freshwater pipeline, including 14 water storage impoundments with over 255 million gallons of storage capacity to support optimal asset development. Additional details on this attractive consolidation opportunity can be found on Slides 6 through 10.

We are poised to execute on this transaction and apply our operational successes in the Northeast core. On Slide 11, we lay out our high-level execution plan. We plan to execute a one-rig maintenance program on the operated Alta assets along with our non-op participation, which in total will require approximately 225,000 horizontal feet of development per year and can be seamlessly integrated into our master operations schedule. Like we do in the southwestern part of the play, we will deploy our differentiated combo development strategy and apply our leading-edge drilling and completion techniques. We believe approximately 80% of future operations are set for combo development.

On the non-operated assets, the collaborative governance structure will allow us to work alongside our non-op partners to apply best practices. In addition to the substantial due diligence performed on the asset and our intended retention of Alta's key personnel, EQT's current Head of Drilling and Head of Production have historical operating experience with these assets, which all provide incremental asset intelligence and execution confidence. Having just completed the full integration of the acquired Chevron assets, we are primed to apply that proven framework on the Alta assets, which we describe further on Slide 12.

Our integration playbook contains more than 800 clearly defined tasks that provide a comprehensive and transparent road map for all operational system and administrative integration initiatives. We expect the deal to close during the third quarter and to have full operational system assimilation and streamlining completed by the end of the year.

To wrap things up, on Slide 15, we reiterate the compelling attributes of this transformative transaction. Our approach to conservatively underwrite the deal provides significant upside to this attractive valuation for core assets. The optimized financing structure and robust free cash flow profile are expected to accelerate deleveraging and shareholder return initiatives, and the integrated midstream ownership provides superior economics and accretive inventory. We're excited about the trajectory of our business and incremental benefits the Alta assets will have on our portfolio, and we look forward to discussing this transaction in more detail during the question-and-answer session.

I'll now turn the call over to Dave.

David M. Khani

Chief Financial Officer

Thanks, Toby, and good morning. I'd like to briefly touch on our first quarter results before moving into some strategic topics.

Sales volumes for the first quarter were 415 Bcfe, in line with our guidance range. Our adjusted operating revenues for the quarter were $1.1 billion, and our total per unit operating costs were $1.31 per Mcfe, which is $0.04 below the midpoint of our annual guidance range. Our first quarter '21 capital expenditures came in at $238 million, or well below the bottom end of our $280 million to $305 million guidance. Approximately half of the improvement was driven by operational efficiencies as we hit $635 per foot, about $40 per foot below our forecast. Our adjusted operating cash flow was $495 million, resulting in positive free cash flow of $259 million.

I'd now like to discuss some favorable adjustments to our 2021 guidance but want to make clear that these projections do not include any of the accretive financial impacts expected from the pending Alta transaction. We expect to provide updated guidance post closing in the third quarter.

As a result of the first quarter 2021 capital expenditure outperformance, in addition to other favorable operational impacts expected to be realized through the remainder of the year, we have reduced our full year '21 capital expenditure guidance by $75 million. We now expect total 2021 capital expenditures of $1.025 billion to $1.125 billion. In addition, we have increased our full year 2021 free cash flow guidance by $75 million, to $575 million to $675 million. We are keeping our 6-year cumulative free cash flow estimate of $3.5 billion, with an upward bias. Add-on Alta, and this number increases by approximately $2 billion. We expect to improve upon this with time.

Additionally, on April 1, we exercised a preferential purchase right to acquire the Marcellus assets from Reliance Marcellus LLC for approximately $69 million, which was triggered by Reliance's sale to Northern Oil and Gas. This adds approximately 15 Bcfe to our full year 2021 production, which now tilts slightly north of our midpoint within our guidance range of 1,620 to 1,700 Bcfe.

Now moving on to some thoughts on macro and regional gas fundamentals. We've provided a couple of new slides in our earnings deck. First, Slide 14 shows the net impact from Storm Uri and why we saw the decline in natural gas prices that followed, and second, Slide 16, that shows the differential emissions intensity by basin.

For Storm Uri, Texas experienced an extreme cold weather event in February that disabled a significant portion of the state's energy infrastructure. While this may have seemed a net positive for natural gas, the impact was actually a net negative by at least 20 Bcfe, due to the 4 Bcf per day of lost petrochemical and other industrial demand that extended into April. We also lost natural gas demand from warmer-than-normal weather in March, and, as a result of both of these events, was the main culprit to declining natural gas prices. Now, as both industrial demand and weather have recovered, as well as strong exports, we can see why we are experiencing a sharp upward improvement in natural gas prices to the $3 per Mcfe level. We took advantage of these moves to reposition some hedges.

In addition, we expect to see material gas-fired power market gains this year from over 5 gigawatts of coal retirements in 2020 alone, shortages of coal supply domestically heading for stronger export markets, and beginning to see meaningful nuclear retirements happening. As a result, we believe the forward curve is undervalued.

Last, Slide 16 displays emissions by basin. This slide highlights Appalachia's low emission profile, of which EQT sits near the low end due to our installed technology and electric equipment utilization. We provide a simple construct to compare the cost on an Mcfe basis between basins using a generic $30 per ton equivalent carbon price. As you can see, the cost of Appalachia is very low at one-quarter of the Permian Basin. Over time, this will get factored into everyone's cost structure and why we get excited about our responsibly sourced gas. Over time, we believe this will add value to our purchase of Alta.

In April, we extended our $2.5 billion unsecured revolving credit facility by one year to July 31, 2023. The main commercial terms of the credit agreement remain essentially unchanged, which demonstrates the banks’ strong comfort in our financial positioning and glide path back to an investment grade credit rating, as well as our strong ESG profile.

In an environment where E&P access to capital is shrinking and is expected to continue to shrink as much as 25% over the next 2 to 3 years, our ability to execute this extension on these terms substantiates our differentiated access to capital. This is made possible by our continued business execution, focus on ESG, and accretive strategic actions.

Shifting gears, our efforts to sell down our MVP capacity and rationalize our firm transportation portfolio continue to be productive. Discussions with counterparties are progressing nicely to offload incremental MVP capacity during 2021.

In addition, our sophisticated commercial team is relentlessly scanning the regional landscape to identify opportunities to capitalize on our existing FT portfolio and adding diversity to our delivery points and enhanced realizations. We believe margin-enhancing opportunities exist within our existing portfolio and only expand with the Alta portfolio.

Now, during the first quarter, NGL prices rose sharply mainly due to an increase in U.S. exports. We took advantage of the sharp rise in NGL pricing to lock in significant number of hedges to our portfolio. We're now approximately 62% hedged for the balance of 2021 and have increased the floor price of our overall liquids portfolio hedges by $0.26 per gallon. We also took advantage to reposition some of our 2021 hedges, removing some of the $2.75 ceilings as prices came down and added approximately 4% back as prices rose to $3 per Mcf level for the balance of 2021. We also took advantage of adding 7% to calendar year 2022 as prices rally and now sit at 42%.

Last thing I want to hit on is the key transaction points to provide some good context for everyone. If you look at our existing asset base and what we have done to lower our capital intensity, we will need approximately 65% of our operating cash flows to sustain production over the next 3 years. When you look at the Alta asset, it will only need 35% over the same period, which lowers our overall pro forma capital intensity to about 55%. Based on the backward dated price curve, which we believe is undervalued, we anticipate the pro forma asset base will generate enough cash flow to extinguish all of our debt by mid 2027. This asset base is very differential and truly beneficial for both debt and equity investors. As we achieve investment-grade metrics, we will look to provide insight in our fourth quarter release on how we plan on using free cash flow to effectuate shareholder-friendly actions.

I now turn it over back to Toby for closing.

Toby Z. Rice

President, CEO & Director

Thanks, Dave. I'll wrap things up today with some brief ESG-related comments. I will keep the comments light as we intend to discuss our broader ESG initiatives in greater detail alongside the publication of our 2020 ESG report in the coming months.

In the first quarter, I was honored to join the Bipartisan Policy Center’s American Energy Innovation Counsel. I look forward to working with the BPC and other members of the council to advocate for the role of natural gas to achieve a clean energy economy through the reduction of greenhouse gas emissions.

On the same topic, during the quarter, we announced a partnership with Equitable Origin and MiQ to obtain certification on approximately 4 Bcf a day of gas produced from over 200 of our well pads. This certification project is in addition to the certification project we announced in January with Project Canary, further building upon our growing portfolio of certified gas. We've received multiple inquiries from customers and end-users since making these announcements, which demonstrate that there is growing demand for certified gas, and we believe Appalachia is best positioned to capitalize on this differentiated product.

Lastly, as the country's largest producer of natural gas and one of the lowest emissions intensive operators, we are in support of sound policies around regulation of methane that support natural gas' roll in a low-carbon future. Our public support of reinstating the federal methane rule drives home our dedication to developing natural gas to the highest of environmental standards, and we are in alignment with the actions taken by the U.S. Senate last week to reverse the rollback of these methane regulations.

In closing, we are a values-driven organization that continues to perform for our stakeholders. Our modern operating model is solidifying our position as the operator of choice and a clear ESG leader. Over the last 18 months, this team has transformed EQT, establishing a clear path to realizing the full potential of our premier assets, which is a test case for the value we plan to realize from the Alta assets as we integrate them into our portfolio. We appreciate your continued support.

And with that, I would like to turn the call back over to the operator for Q&A.

Operator

Ladies and gentlemen, if you would like to ask a question, please press star followed by one on your telephone keypad now. If you do change your mind, please press star followed by two. When preparing to ask your question, please ensure your line is unmuted. Our first question comes from Josh Silverstein from Wolfe Research.

Joshua Ian Silverstein

Wolfe Research, LLC

Just wanted to highlight on the transaction. The transaction feels like you guys are buying a lot of free cash flow here, but just wanted to know how you guys are able to extract any more synergies here from running a 1-rig program? And are you planning on deploying more capital to the Northeast asset to be able to get more out of this? So, any thoughts on that would be helpful.

Toby Z. Rice

President, CEO & Director

Yes, Josh, I think our core development philosophy is developing our highest rate of return projects first. So, I mean, there could be a shift in more activity to some of these really compelling returns that we're getting with the Alta asset. But that's a synergy that would be -- that we didn't account for, and that would be upside to the story.

And then, in addition to that, from an operational perspective, I think you've seen the track record of what this crew has done by continually grind costs down and increase production uptime. I do anticipate that to continue on this asset, but again, that would be considered outside to our plan.

Joshua Ian Silverstein

Wolfe Research, LLC

Got it. And then Toby, you mentioned in here that this is establishing a foothold in Northeast PA and you continue to want to be the operator of choice. Does that mean there's more consolidation opportunities that appear? And then, maybe just a follow on to that, like why Northeast PA versus the Haynesville or another gas basin that might diversify you away from some of the potential midstream bottlenecks?

Toby Z. Rice

President, CEO & Director

Yes. From a consolidation perspective, I don't think anything really changes here. I mean, we sort of take everything on a deal-by-deal basis. Certainly, the focus is going to be realizing the full value from the Alta assets, and that's going to be our focus. We've also said we've been pretty -- we felt the stand-alone story for EQT was compelling. That's even more true now with the pro forma organization is something we're really excited about.

When we think about where consolidation happens, I think you just look at the risk nature of it. Basis risk is something that is not a new risk. We have controls in place to manage basis. Getting more exposure within basin is something that we're going to be able to manage. And I think it's -- we look at the asset, and this Alta asset is really unique. It's derisked, there's thousands of wells drilled in the area, it's high margin with the midstream asset and the mineral structure. So low-risk, high-margin business, spinning out a ton of free cash flow is driving really strong accretion on free cash flow per share and allowing us to deleverage the business. I think it's really compelling. And that's what will attract us as the most attractive opportunities for our stakeholders.

Operator

Our next question comes from John Abbott from Bank of America.

John Holliday Abbott

BofA Securities, Research Division

Toby, just to the extent -- Toby, to the extent that you can, can you just provide a little bit more background on the history of the deal. Was there initially a direct negotiation? I mean, how did it come about, to the extent that you can discuss?

Toby Z. Rice

President, CEO & Director

Yes. This was a process -- I'd say, it probably started with the Chevron acquisition. I think, that was sort of a signal to people that consolidation was an opportunity to create value. And, so people saw that consolidation was happening. And so, there's some that was a process that was probably started about 6 months ago that we've been engaged with.

David M. Khani

Chief Financial Officer

Yes. I think this is a -- this was a marketed process by a bank with others involved. And so this is, I'll call it, a marketed transaction.

John Holliday Abbott

BofA Securities, Research Division

I appreciate that. And then, the second question is just on inventory with Alta Resources. You've risked it 30%. You've given us the impact of free cash flow through 2026. How long do you think you can maintain production up there in Alta's assets, post 2026, and free cash flow? Are we sort of looking at a 10-year inventory, 15-year inventory? What are we sort of looking at up in that region?

Toby Z. Rice

President, CEO & Director

Yes. We think we have enough inventory for more than 10 years. I think when you look at the amount of horizontal footage it takes for us to hold production flat, we put that out as around 225,000 feet. So, you're looking at about 2.5 -- 2.2 million horizontal feet, is what you need to keep this production flat for a period of 10 years. When you do the math, that would translate to around 55,000 acres. So, the 300,000 acres here, we feel very confident in the inventory that this asset provides.

Operator

Our next question comes from Arun Jayaram from JPMorgan.

Arun Jayaram

JPMorgan Chase & Co, Research Division

Morning. Toby, some of the initial buy-side questions is just the potential risk in EQT's basis risk, particularly given some of the delays in MVP. I was wondering if you could maybe give us a little bit more details on what the company is doing to mitigate that risk? How much of the Bcf is sold locally versus to other markets? And what are you using in your acquisition economics around basis differentials for this 1 Bcf relative to NYMEX?

David M. Khani

Chief Financial Officer

Hi Arun, this is Dave. I'll take that question. So first and foremost, they have approximately 400 million a day of the Bcf per day of, we'll call it, FT capacity that gives us about a $0.28 uplift over in basin pricing. So that's the starting point. We will also use our FT portfolio to optimize that a little bit higher.

Second, this has about, we'll call it, 35% to 40% hedges in place. We will supplement that as well. And so I think we'll have taken that -- I'll take a lot of that basis risk out of the equation.

Arun Jayaram

JPMorgan Chase & Co, Research Division

Fair enough. And what type of basis differentials did you use, Dave in the economics just relative to NYMEX?

David M. Khani

Chief Financial Officer

Yes. So just -- this has, I'll call it, about, the in-basin pricing is about $0.05 to $0.07 wider than our initial -- without that FT piece that we have. So I'd just say, it provides a little bit wider than what we have.

Toby Z. Rice

President, CEO & Director

Yes. Arun, just to put some color, we talked about the breakevens being around $0.10 lower than where we're at today. And the operating cost is $0.20. I mean, the difference there is largely going to be due to the treatment in basis, right?

Arun Jayaram

JPMorgan Chase & Co, Research Division

Right, right. Lower operating costs, got it. Got it. And just my follow-up would be, obviously, a decent non-op position with Chesapeake. Could you give us a sense of how much of the production is op versus non-op?

Toby Z. Rice

President, CEO & Director

It's about 50-50, operating, nonoperating.

Arun Jayaram

JPMorgan Chase & Co, Research Division

Ok. Fair enough. Thanks a lot gents.

David M. Khani

Chief Financial Officer

And just the other thing to note, we actually market the gas. So we control the gas that comes out of that nonop position.

Arun Jayaram

JPMorgan Chase & Co, Research Division

Ok. Thanks a lot.

David M. Khani

Chief Financial Officer

You’re welcome.

Operator

And the next question comes from Holly Stewart from Scotia Howard Weil.

Holly Meredith Barrett Stewart

Scotia Howard Weil, Research Division

Good morning gentlemen Maybe a quick follow-up to Arun's question on just the portfolio mix. I see the changes and the pro forma on Slide 10. Does this assume, Dave, that MVP goes into service mid year, and maybe asked another way mid year '22, and maybe asked another way is MVP in that new pro forma assumption?

David M. Khani

Chief Financial Officer

We have MVP in on -- as 1/1/22. We didn't move it yet because the news literally just came out, and so we didn't pivot it yet. So that will shift a little bit of pro forma.

Holly Meredith Barrett Stewart

Scotia Howard Weil, Research Division

Okay. Okay. But MVP is in those assumptions. Okay. Maybe, Toby, just I see on the -- I don't even remember what slide it is now, maybe Slide 7 kind of the economics of each of the areas. But at a high level, how are you thinking about the operated versus the nonoperating positions. I mean, there are some clear players in that Northeast PA region that the operated stuff makes sense for. And then, obviously, some clear players at the non-op positions. So just trying to think about your pro forma portfolio and how you're seeing those two different areas?

Toby Z. Rice

President, CEO & Director

Sure. So on Slide 8, we put a map that highlights the geology there. So you've got the core Northeastern Pennsylvania dry gas. That's the area that's largely non-op with Chesapeake. And so, what's really great about this asset is a lot of people really weren't aware of this -- this asset is like the type of rock that Cabot’s drilling. I mean, it is the same -- it is very similar geology. What's different, though, is the undeveloped potential. And when you look at the amount of development that's taken place in that core, you will see that on our nonoperated assets there’s running room for development potential. And so, that will translate to being able to deliver the rate of returns that we put on Slide 7. And then, when you compare those returns are really driven by really great geology. But I think when you look at the operated assets from Alta, the returns are even better than what you're seeing in that Northeastern core, and that's because the impact of having integrated midstream assets and really favorable mineral ownership that lowers our royalty burdens, and that really drives the economics.

Holly Meredith Barrett Stewart

Scotia Howard Weil, Research Division

Okay. That's helpful. And maybe my final, just on the midstream acquired. I mean, you acquired some midstream through the Chevron deal, if I remember right now, again, with this transaction. So how are you thinking about that midstream business as part of the EQT portfolio going forward?

Toby Z. Rice

President, CEO & Director

So we think that it's all about the margins and midstream is a strategic element to improving our margins. So we feel like it's an asset that we're going to keep and hold on to.

David M. Khani

Chief Financial Officer

Yes. It's 100% owned Holly, where the Chevron piece is really only 30% owned. So it's, I'll call it, a little different strategic nature.

Holly Meredith Barrett Stewart

Scotia Howard Weil, Research Division

That’s helpful. Thanks Dave.

Operator

Our next question comes from Neal Dingmann from Truist Securities.

Neal David Dingmann

Truist Securities, Inc., Research Division

Morning guys. My first question really just noticeable on how maintenance capital has been prudent. Could you probably -- could you now speak to how the maintenance capital you, how view that's improved year-to-date? And maybe what you see post out there with how this could help improve it?

Toby Z. Rice

President, CEO & Director

Neal, would you mind repeating that question?

David M. Khani

Chief Financial Officer

Yes, it was a little muffled Neal.

Neal David Dingmann

Truist Securities, Inc., Research Division

Sorry, sorry. My question is on maintenance capital. You continue -- if you could just speak to sort of legacy, how that continues to improve?

And then, secondly, obviously, by adding more scale with Alta, I assume that overall, the metrics will continue to improve on that. Could you speak on both sides of that maintenance capital?

Toby Z. Rice

President, CEO & Director

Sure. So on the, the EQT assets, our maintenance CapEx is going to come down by continued operational improvement and just the natural shallowing of our PDP base decline. That just requires us to drill less wells over time to fill volumes to maintain production.

On the Alta asset, the biggest driver, why their maintenance CapEx levels are -- it's so efficient -- is just largely due to the fact that their margins are so high. And so you'll have -- you'll still have the improvement in the maintenance CapEx will improve over time and the Alta asset sort of on par with where we're at with EQT. But It's just going to have a much more -- a much bigger effect to make us more capitally efficient because of the midstream and high mineral interest.

Neal David Dingmann

Truist Securities, Inc., Research Division

Great. And then follow-up, just again for you or Dave, just can you talk about how progress is working towards investment grade and how the Alta deal might influence this?

David M. Khani

Chief Financial Officer

Yes. This is Dave. So we’ve been speaking with the agencies a lot. I mean, I would just say the only one right now that has put out something Fitch upgraded us, and we anticipate the other two agencies coming out at some point with comments. So stay tuned and this, we believe, is very accretive from a credit standpoint.

Neal David Dingmann

Truist Securities, Inc., Research Division

Agree. I would think they would have to.

David M. Khani

Chief Financial Officer

Yes. And we didn't put that any potential upgrades or improvements in interest rates or into our forecast, so that will be all, I'll call it, upside.

Neal David Dingmann

Truist Securities, Inc., Research Division

Thanks Dave.

Operator

Our next question comes from Scott Hanold from RBC Capital Markets..

Scott Michael Hanold

RBC Capital Markets, Research Division

Thanks. Just curious on this acquisition. Obviously, you talked a little bit about the history, but at a high level, I would assume that there was a bit of competition for this bids. Clearly, you've got Chesapeake as an operator of probably some of the more core stuff. And Cabot, obviously, is the next-door neighbor. When you look at the process of looking at this and making bids, I mean, when you got Chevron, you guys were the obvious buyer of that given your operating presence, and you all paid probably as I think you mentioned sub PV10 PDP. Can you give us some color on like what it took to get this one across the line? How much -- what do you value the PDP at? What do you value the midstream at? And how much was allocated to the upside inventory?

Toby Z. Rice

President, CEO & Director

Yes. On the process, I think we're going to be focused on buying attractive assets, and we know that there's always going to be other bidders in that. And I think what's important for us is to always just maintain a sense of discipline. We want to do deals that are accretive to our program. And we're willing to pay a price that will still drive pretty healthy accretion. And I think even in a competitive process, you look at the results here, the valuation we ended up with, we're still buying an asset with an 18% free cash flow yield. That -- you could look at that and say that's a significant discount to the free cash flow year that we trade at, which is around 12%. So we feel -- and the accretion is very straightforward, increasing our short-term free cash flow -- free cash flow per share by 20%, long-term free cash flow per share accretion of over 15%, and just the deleveraging aspect of this asset, taking our leverage down long term by half a turn; short term, taking it down 0.3x. All of this stuff brings us closer to our strategy of -- which we've been vocal about accelerating the return capital to shareholders. And that's, I think -- when you pair that up with a conservative underwriting approach, we feel really good about what's to come with this deal.

David M. Khani

Chief Financial Officer

Yes. And I'd just say in Chevron -- yes, just a little addition there. Chevron, that was [indiscernible] two acres that we -- and so we paid really PDP, and -- when we got the whips for free. And if they didn't come with whips, we really -- we wouldn't have paid much for the acreage because we want to put that and drill that with our existing acreage. This, we did pay for undeveloped acreage, but the quality acreage is much better and in comparison, in some cases, better than what we have. And so it's accretive, I'd say, to our inventory overall. So that's the difference of the two.

And then, I would just say to Toby's point, we do -- we need 65% maintenance capital, let's talk it over the next 3 years to keep our production flat, we'll be 35%. So it's going to generate 65% free cash flow. That's, I'd say, just think about the relative difference between our portfolio and their portfolio.

Scott Michael Hanold

RBC Capital Markets, Research Division

Yes. Any color on sort of that PDP value and the midstream value that's associated with it?

David M. Khani

Chief Financial Officer

Yes. So the midstream value is probably -- it's generating, we'll call it, about $50-ish million of EBITDA. So you can put a multiple on that of whatever 8x, something like that. And we probably paid, I'll call it, probably close to PV10 overall and then you got to strip out the midstream value.

Scott Michael Hanold

RBC Capital Markets, Research Division

Okay. Okay. And then my follow-up question is going back to, obviously, operator of a good portion is Chesapeake and it seems like there's agreements in place for that partnership to work. What is your understanding of their goal on that acreage because obviously, that's going to be in part dictating some of the ability to drive sort of maintenance and some of the cash flow out of this asset?

Toby Z. Rice

President, CEO & Director

As far as pace, the 225,000 horizontal feet that we're looking to maintain production, whether that's 50% Chesapeake operated or 50% Alta or a touch higher Chesapeake, or a little bit lower Alta, we'll be able to work through the pace.

I think the bigger issue is just going to be making sure that we get on point with development plans, well design. That, to me, is the most important thing. Now we have taken a super conservative stance on child wells. And one of the things that we're excited about is just seeing the changes that Chesapeake's done in their development style. I think you look historically out here, there's been a lot of what I would consider shorter lateral sub 6,000-foot laterals. You look at some of the other projects that Chesapeake is doing now and the laterals are going to be 12,000, 10,000-plus foot feet, that's going to create a more efficient program. And again, that would be considered upside to what we underwrote. And certainly, the -- there's probably going to be some more inventory up there as well because we were pretty conservative on the child side of things.

Scott Michael Hanold

RBC Capital Markets, Research Division

Okay. Okay. And I guess the point I was getting to is you're running -- you mentioned it's 50-50 production, operated versus nonoperated. One rig kind of keeps relative, let's say, call it, your operated half flat. Should then we assume it takes 2 operated rigs by Chesapeake to keep the nonop flat? I mean, is that sort of a good high-level way to look at it?

Toby Z. Rice

President, CEO & Director

Yes. I'd say probably 2 to 4, at a high level. Our working interest and this non-op is around 30% working interest. So 3 rigs translates like to 1 rig.

Operator

Our next question comes from Neil Mehta from Goldman Sachs.

Neil Singhvi Mehta

Goldman Sachs Group, Inc., Research Division

Thanks, team. As you guys said, you're getting closer here to investment grade. You're not in a position to have a conversation about returning capital to shareholders. So Toby and Dave, can you maybe you could talk about when do you think you'll be in a position to provide an update around capital allocation? Any early thoughts on a favorite strategy, whether it's buying back stock or potentially even thinking about a variable dividend?

Toby Z. Rice

President, CEO & Director

Yes. This is Toby. Per Dave's comments in the question, that's something that we'll provide color on the framework towards the end of this year. And as far as that framework, I don't think we're going to try and reinvent the wheel. I think looking at putting something, a dependable return of capital in the form of a base dividend and then leaving room for more opportunistic with -- return of capital opportunities. Variable dividend or share buybacks, that's probably going to be what the plan looks like. We've seen a lot of these plans that have been put out by peers and I don't think we're going to do anything too exotic. It's going to be pretty straightforward.

David M. Khani

Chief Financial Officer

And we'll survey our shareholders. We'll get their opinions as well.

Neil Singhvi Mehta

Goldman Sachs Group, Inc., Research Division

Great, guys. And then, the follow-up is just more of a technical question, which is when the deal closes, it looks like the shares will be distributed to the Alta's shareholders. And so is there any lockup associated with that? Just walk through the mechanics of that because it's not going to be distributed as one large block. It'll go to disparate individuals, right?

David M. Khani

Chief Financial Officer

Yes. So there is a lockup. It's a 6-month period lockup. There's a couple of opportunities for -- within that 6-month period to be able to sell down. We will manage the process. So it will be a very managed process. So all the details will come out in the filing shortly.

Neil Singhvi Mehta

Goldman Sachs Group, Inc., Research Division

Thanks.

David M. Khani

Chief Financial Officer

You’re welcome.

Operator

Our next question comes from David Deckelbaum from Cowen.

David Adam Deckelbaum

Cowen and Company, LLC, Research Division

Morning guys. Thanks for taking my questions. Toby, I wanted to ask you, just with the success of this deal, you guys are pro forma, I guess, almost about 7% of the U.S. daily gas supply now. You talked about this deal, you think about the motivations lowering your free cash breakeven, you talked about just the assets in many cases. I think when Dave was speaking about, in many cases, the assets being better than some of the legacy EQT stuff. Should we think about going forward, are there going to be more opportunities for you? Is this kind of like a fire to optimize your portfolio a bit more down in some areas that would be otherwise raising that breakeven price? Or should we be thinking about that, that there's actually a lot more benefits to having a scale of the size that actually improves over time, if you guys are able to fold in some more deals?

Toby Z. Rice

President, CEO & Director

Yes. I think we're going to do transactions that are accretive on a -- from a leverage perspective and a free cash flow per share. But I mean, selling assets for us, I think the bar is a little bit higher just because it's -- some of the assets that are -- we'd be looking to sell that we consider nonstrategic, have a high PDP component. So the price to get paid for that and the deleveraging transaction is a little bit higher.

From a scale perspective, we've got pretty big scale. So we have the ability to shape the portfolio and continue to optimize it and still benefit from the commercial opportunities that present themselves that I do believe are really starting to become apparent and unique to EQT that you get from managing such a large production base. I mean, pro forma, this transaction, we're going to have over -- we're going to be marketing over 6 Bcf of gas a day. And I think one of the things I'm really excited about is leveraging the commercial team that we've built out here, giving them another -- giving them access to other regions so that we can do more optimization across on the commercial front.

David Adam Deckelbaum

Cowen and Company, LLC, Research Division

I appreciate the clarity on that. And just my follow-up is just actually on Mountain Valley. You guys talked about before you haven't moved the timeline in your assumptions. But I guess based on the July start-up, you guys are not incorporating sort of a -- that fee payment that would be due to you guys at your call option in the beginning of '22 next year and that $1 billion of pro forma free cash?

David M. Khani

Chief Financial Officer

Yes. So I'd just say we didn't. If you look at actually the - over the 6-year period, the movement of MVP out 6 months is actually a net positive. We didn't count that into our 6-year free cash flow. And so, just know that when we do, do that, that 6-year free cash flow number will go up.

David Adam Deckelbaum

Cowen and Company, LLC, Research Division

Should we expect 1 of these fee penalty payments to come in, in the beginning of the year? Is that something that you guys would be calling now?

David M. Khani

Chief Financial Officer

No. I think the one thing that I think people talk about that we have as an option is if MVP doesn't come online by the end of 2022, we have the option to take cash and reverse of credit we have against our gathering rates. That's something we'll make a decision some point in 2022. And right now, our goal would be to keep it in as a credit relief, if we get more value from a leverage standpoint than not. I think that's what you're hinting at.

David Adam Deckelbaum

Cowen and Company, LLC, Research Division

Thank you, yes.

David M. Khani

Chief Financial Officer

You’re welcome.

Operator

As another reminder, to ask a question, please press star followed by 1 on your telephone keypad now. Our next question comes from Noel Parks from Tuohy Brothers.

Noel Augustus Parks

Tuohy Brothers Investment Research, Inc.

Good morning.

Toby Z. Rice

President, CEO & Director

Good morning.

Noel Augustus Parks

Tuohy Brothers Investment Research, Inc.

I was wondering, could you talk a little bit about, on the Alta properties operated part, what the CapEx pace has been like recently, have they been sort of underinvested in recent quarters and years? And can you also talk a little bit about what their completion methods have been like and what you think you might change applying your own experience?

Toby Z. Rice

President, CEO & Director

Yes. So the Alta team has been running about a rig out here. They've got about -- we have it marked here it's about 6 docks. It's actually probably closer to a dozen. So we'll be able to pick up operations there.

I'd say historically, I think what's really interesting when you look at the Alta asset is really what this team has done. They bought these assets from Anadarko, was the original operator. And they pretty much did what we did here at EQT and that's apply really solid completion designs, really solid development, well-design standards and showed a pretty significant improvement in the EUR performance. So I mean, we think that the benefits that we're going to showcase is continuing on the success that they've laid down but then adding in the benefits of combo development, streamlining logistics, streamlining of the procurement. And I think that will be -- allow us to drive costs a little bit better than where they're at today. But it is a great team. I think it's just we have a benefit of having a little bit larger scale and we can do some things and leverage that.

David M. Khani

Chief Financial Officer

And they've been growing the production, well, we’ll keep the production flat I guess is the key thing to think about, too.

Noel Augustus Parks

Tuohy Brothers Investment Research, Inc.

Right, right. Thanks. And the other thing is among the many considerations that led you to go for the deal. Can you talk a little bit about how the ESG considerations or opportunities weighed in your decision to expand the footprint to the East, separate from the stand-alone economics, if there is a difference in your thinking there?

Toby Z. Rice

President, CEO & Director

Yes. Certainly, ESG is actually one of the things that we look at when we're looking at opportunities. I think one thing that's really great about the Alta asset, it's 100% dry gas, which is going to give us the benefits to position us to continue to put out a really low emissions intensity score. So that's really important. Some of the things that are underway, which we're really excited about talking about in our ESG report that's coming out in a couple of months has to do with some of the ESG initiatives, replacing pneumatics, doing that. We'll be looking to apply those opportunities on the Alta assets just like we're doing at EQT.

One of the great things about ESG is a lot of the stuff we're talking about is what we do at the surface. And what that means is that stuff translates, whether it's things that we do well in Southwestern Pennsylvania, are going to translate to the surface in Northeastern Pennsylvania. So we're really excited about the opportunity to improve on the ESG front as well.

Noel Augustus Parks

Tuohy Brothers Investment Research, Inc.

Great. Thanks a lot. That’s all for me.

Operator

That was our final question, so I'll hand it back over to Toby Rice for closing remarks.

Toby Z. Rice

President, CEO & Director

Thanks, everybody. We're certainly really excited about this opportunity, and we'll continue to work hard to deliver value for our stakeholders. Thank you.

Operator

Ladies and gentlemen, this concludes today's call. Thank you for joining. You may now disconnect your lines.

Important Additional Information will be Filed with the SEC

This communication is being made in respect of the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources, LLC (“Alta”), and/or one or more of their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.